FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-04

From:  Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 03/28/22 09:49:02 UTC-4:00

Subject:  NEW ISSUE CMBS: WFCM 2022-C62 *PUBLIC IPTs*

WFCM 2022-C62 - PUBLIC NEW ISSUE

**IPTs** $467.408 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MOODY’S	TOTAL SIZE($MM)	OFFERED SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	IPTs
A-1	AAAsf/AAA(sf)/Aaa(sf)	6.056	5.837	30.000%	2.49	40.8%	15.9%	P+80A
A-2	AAAsf/AAA(sf)/Aaa(sf)	38.861	37.462	30.000%	4.87	40.8%	15.9%	P+115A
A-SB	AAAsf/AAA(sf)/Aaa(sf)	11.189	10.786	30.000%	7.23	40.8%	15.9%	P+133A
A-3*	AAAsf/AAA(sf)/Aaa(sf)	155.000	149.420	30.000%	9.79	40.8%	15.9%	A4-2BPS
A-4*	AAAsf/AAA(sf)/Aaa(sf)	161.224	155.419	30.000%	9.86	40.8%	15.9%	P+138A
X-A	AAAsf/AAA(sf)/Aaa(sf)	372.330	358.926	N/A	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/NR	95.078	91.655	N/A	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/Aa2(sf)	46.542	44.866	21.250%	9.91	45.8%	14.2%	P+168A
B	AA-sf/AA-(sf)/NR	24.600	23.714	16.625%	9.91	48.5%	13.4%	P+190A
C	A-sf/A-(sf)/NR	23.936	23.074	12.125%	9.95	51.2%	12.7%	P+230A

*Sizes and WAL’s are subject to change as detailed in the Term Sheet.

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. Eastern Time) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

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